Exhibit 99.1
For Immediate News Release
October 27, 2021
AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2021 OPERATING RESULTS AND
FOURTH QUARTER 2021 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2021 was $78,914,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended September 30, 2021 of 46.7% to $0.56 from $1.05 for the prior year period, primarily attributable to a decrease in gain on sale of real estate, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2021 decreased 3.4% to $1.96 from $2.03 for the prior year period. Core FFO per share (as defined in this release) for the three months ended September 30, 2021 remained unchanged from the prior year period at $2.06.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2021 to its results for the prior year period:

Q3 2021 Results Compared to Q3 2020
	Per Share (1)
	EPS	FFO	Core FFO
Q3 2020 per share reported results	$1.05	$2.03	$2.06
Same Store Residential NOI (2)	—	—	—
Development and Other Stabilized Residential NOI	0.11	0.11	0.11
Commercial NOI	0.02	0.02	0.02
Overhead and other	(0.03)	(0.03)	(0.04)
Capital markets and transaction activity	(0.20)	(0.19)	(0.09)
Unconsolidated investment income	0.04	0.04	—
Income taxes	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	(0.41)	—	—
Q3 2021 per share reported results	$0.56	$1.96	$2.06

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Consists of a $0.04 increase in both revenue and operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for three months ended September 30, 2021 to its July 2021 outlook:

Q3 2021 Results Compared to July 2021 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - July 2021 outlook (1)	$0.53	$1.86	$1.96
Same Store Residential revenue	0.07	0.07	0.07
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Commercial NOI	0.01	0.01	0.01
Capital markets and transaction activity	0.01	0.01	—
Unconsolidated investment income and other	0.01	0.01	0.01
Income taxes	(0.01)	(0.01)	—
Gain on sale of real estate and depreciation expense	(0.07)	—	—
Q3 2021 per share reported results	$0.56	$1.96	$2.06

(1) The mid-point of the Company's July 2021 outlook.

For the nine months ended September 30, 2021, EPS increased 38.4% to $4.79 from $3.46 for the prior year period, FFO per share decreased 10.1% to $5.86 from $6.52 for the prior year period, and Core FFO per share decreased 10.2% to $5.99 from $6.67 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the nine months ended September 30, 2021 to its results for the prior year period:

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

YTD 2021 Results Compared to YTD 2020
	Per Share (1)
	EPS	FFO	Core FFO
YTD 2020 per share reported results	$3.46	$6.52	$6.67
Same Store Residential NOI (2)	(0.63)	(0.63)	(0.63)
Development and Other Stabilized Residential NOI	0.22	0.22	0.22
Commercial NOI	0.03	0.03	0.03
Overhead and other	(0.05)	(0.05)	(0.08)
Capital markets and transaction activity	(0.26)	(0.25)	(0.20)
Unconsolidated investment income	0.04	0.04	(0.02)
Income taxes	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	2.00	—	—
YTD 2021 per share reported results	$4.79	$5.86	$5.99

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Consists of a $0.49 decrease in revenue and $0.14 increase in operating expenses.

Same Store Operating Results for the Three Months Ended September 30, 2021 Compared to the Prior Year Period

Same Store total revenue increased $6,379,000, or 1.2%, to $519,797,000. Residential revenue increased $4,849,000, or 1.0%, to $514,183,000, which includes a favorable reduction of uncollectible lease revenue of $7,369,000.

Same Store Residential rental revenue increased 1.0%, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q3 2021 Compared to Q3 2020
Residential rental revenue
Lease rates	(1.8)%
Concessions and other discounts	(1.8)%
Economic occupancy	3.2%
Other rental revenue	—%
Uncollectible lease revenue (1)	1.4%
Total Residential rental revenue	1.0%

(1) Uncollectible lease revenue decreased to 1.37% from 2.77% of total Residential rental revenue in the prior year period.

Same Store Residential operating expenses increased $5,772,000, or 3.5%, to $171,287,000 and Same Store Residential NOI decreased $923,000, or 0.3%, to $342,896,000.

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the three months ended September 30, 2021 compared to the three months ended September 30, 2020:

Q3 2021 Compared to Q3 2020
	Residential
	Rental Revenue (1)	Opex (2)		% of NOI	Rental Revenue cash basis (3)

			NOI
New England	2.0%	6.7%	(0.6)%	14.0%	4.4%
Metro NY/NJ	2.5%	5.7%	0.6%	20.9%	5.5%
Mid-Atlantic	0.2%	3.4%	(1.3)%	16.1%	2.0%
Southeast FL	17.4%	(13.7)%	51.3%	1.5%	20.8%
Denver, CO	11.9%	2.7%	17.4%	1.2%	11.7%
Pacific NW	(0.9)%	3.0%	(2.8)%	5.2%	2.6%
No. California	(7.8)%	1.6%	(11.3)%	18.2%	(0.8)%
So. California	6.2%	2.3%	8.1%	22.9%	8.6%
Total	1.0%	3.5%	(0.3)%	100.0%	4.3%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Nine Months Ended September 30, 2021 Compared to the Prior Year Period

Same Store total revenue decreased $65,985,000, or 4.2%, to $1,520,420,000. Residential revenue decreased $69,389,000, or 4.4%, to $1,505,357,000, with uncollectible lease revenue contributing $4,245,000 of this decrease. Same Store Residential rental revenue decreased 4.4%, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2021 Compared to YTD 2020
Residential rental revenue
Lease rates	(3.2)%
Concessions and other discounts	(2.3)%
Economic occupancy	1.3%
Other rental revenue	0.1%
Uncollectible lease revenue (1)	(0.3)%
Total Residential rental revenue	(4.4)%

(1) Uncollectible lease revenue increased to 2.36% from 2.00% of total Residential rental revenue in the prior year period.

Same Store Residential operating expenses increased $19,808,000, or 4.2%, to $495,002,000 and Same Store Residential NOI decreased $89,197,000, or 8.1%, to $1,010,355,000.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

The following table presents percentage changes in Same Store Residential rental revenue, Residential operating expenses and Residential NOI for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020:

YTD 2021 Compared to YTD 2020
	Residential
	Rental Revenue (1)	Opex (2)		% of NOI	Rental Revenue cash basis (3)

			NOI
New England	(3.1)%	4.4%	(6.9)%	14.0%	(2.5)%
Metro NY/NJ	(2.4)%	4.0%	(5.4)%	21.0%	(1.4)%
Mid-Atlantic	(3.8)%	5.7%	(7.9)%	16.5%	(2.8)%
Southeast FL	5.9%	(7.3)%	17.2%	1.4%	8.4%
Denver, CO	11.5%	(1.1)%	18.7%	1.2%	11.8%
Pacific NW	(4.9)%	5.7%	(9.5)%	5.2%	(3.1)%
No. California	(12.4)%	4.5%	(18.0)%	18.7%	(9.0)%
So. California	(1.6)%	3.8%	(4.0)%	22.0%	0.5%
Total	(4.4)%	4.2%	(8.1)%	100.0%	(2.7)%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Collections Update

The following table provides an update for Same Store Residential revenue collections for Q2 2020 through Q3 2021 as of each respective quarter end, as well as through October 26, 2021 for the periods presented. Collected Residential revenue is the portion of apartment base rent charged to residents and other rentable items, such as parking and storage rent, along with pet and other fees in accordance with residential leases, that has been collected, including $14,128,000 of aggregate rent relief payments, of which $11,235,000 was received during the three months ended September 30, 2021 ("Collected Residential Revenue"), and excludes transactional and other fees.

Same Store Collections (1)
	Collected Residential Revenue
	At quarter end (2)	At October 26, 2021 (3)(4)
Q2 2020	95.4%	98.4%
Q3 2020	95.1%	98.0%
Q4 2020	94.7%	97.8%
Q1 2021	94.7%	97.7%
Q2 2021	95.0%	97.9%
Q3 2021	95.8%	97.1%

(1) Collections are for the Company’s 2021 Same Store communities and exclude commercial revenue, which was 0.5% and 1.0% of the Company's 2020 and 2019 Same Store total revenue, respectively.
(2) The Collected Residential Revenue percentage as of the last day in the respective quarter.
(3) The percentage of Collected Residential Revenue as of October 26, 2021.
(4) Collected Residential Revenue for October 2021 at October 26, 2021 was 92.9%, which is 95.3% of the AVB Residential Benchmark.

For further discussion of collection rates and limitations on use of this data, see "Same Store Collections," in Definitions and Reconciliations.

Development Activity

During the three months ended September 30, 2021, the Company completed the development of Avalon Monrovia, located in Monrovia, CA. Avalon Monrovia contains 154 apartment homes and 3,000 square feet of commercial space and was constructed for a Total Capital Cost of $69,000,000.

During the three months ended September 30, 2021, the Company started the construction of two communities:

•Avalon Westminster Promenade, located in Denver, CO; and
•Avalon West Dublin, located in Dublin, CA.

In the aggregate, these communities will contain 811 apartment homes when completed and will be developed for an estimated Total Capital Cost of $377,000,000.

During the nine months ended September 30, 2021, the Company completed the development of eight communities containing an aggregate of 2,708 apartment homes and 29,000 square feet of commercial space for an aggregate Total Capital Cost of $1,055,000,000, and started the construction of seven communities.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

At September 30, 2021, the Company had 15 consolidated Development communities under construction that are expected to contain 4,645 apartment homes and 40,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $1,863,000,000.

At September 30, 2021, the Company had two Unconsolidated Development communities under construction that in the aggregate are expected to contain 803 apartment homes and 56,000 square feet of commercial space.

Acquisition Activity

During the three months ended September 30, 2021, the Company acquired the following communities, marking the Company's entry into the Dallas, Texas and Charlotte, North Carolina metropolitan regions:

•The Nexus Lakeside, located in Flower Mound, TX, containing 425 apartment homes and 18,000 square feet of commercial space, for a purchase price of $117,000,000;

•Hub South End, located in Charlotte, NC, containing 265 apartment homes and 23,000 square feet of commercial space, for a purchase price of $104,350,000; and

•Three30Five, located in Charlotte, NC, containing 164 apartment homes, for a purchase price of $52,650,000.

During the nine months ended September 30, 2021, the Company acquired four wholly-owned communities containing 1,238 apartment homes and 41,000 square feet of commercial space for a purchase price of $393,000,000.

In October 2021, the Company acquired Curv, a wholly-owned operating community, located in Fort Lauderdale, FL, containing 243 apartment homes and 49,000 square feet of commercial space that is 100% leased to Whole Foods Market, for a purchase price of $150,000,000.

Disposition Activity

During the nine months ended September 30, 2021, the Company sold seven wholly-owned operating communities containing 1,547 apartment homes and 10,000 square feet of commercial space. These assets were sold for $584,200,000 and a weighted average Initial Market Cap
Rate of 3.9%, resulting in a gain in accordance with GAAP of $388,347,000 and an Economic Gain of $206,976,000.

During the three and nine months ended September 30, 2021, the Company sold 17 and 43, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $54,277,000 and $107,278,000, respectively. As of September 30, 2021, 113 of the 172 residential condominiums have been sold for aggregate gross proceeds of $323,650,000 and 87% of the 66,000 square feet of commercial space has been leased.

Liquidity and Capital Markets

At September 30, 2021, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $435,850,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the third quarter of 2021 was 5.4 times and Unencumbered NOI (as defined in this release) was 94%.

During the three months ended September 30, 2021, the Company had the following debt activity:

•The Company repaid $450,000,000 principal amount of its 2.95% unsecured notes in advance of the September 2022 maturity date, recognizing a loss on debt extinguishment of $17,890,000, composed of a prepayment penalty of $12,147,000 and the non-cash write-off of unamortized deferred hedging losses and unamortized deferred financing costs of $5,743,000.

•The Company issued $700,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $694,617,000. The notes mature in January 2032 and were issued with a 2.05% coupon. The effective interest rate of the notes is 2.15%, including the impact of interest rate hedges and offering costs. The notes were issued under the Company's green bond framework, and the Company has allocated or will allocate the net proceeds, in whole or in part, to one or more new or existing eligible green projects.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

During the nine months ended September 30, 2021, in addition to the debt activity discussed above, the Company repaid $27,795,000 principal amount of 5.37% fixed rate debt secured by Avalon San Bruno II at par in advance of its April 2021 maturity date.

During the three months ended September 30, 2021, the Company sold 21,000 shares of common stock under its current continuous equity program, at an average sales price of $227.60 per share, for net proceeds of $4,708,000. In October 2021, through the date of this release, the Company sold an additional 101,343 shares of common stock at an average sales price of $225.85 per share, for net proceeds of $22,545,000.

Fourth Quarter and Full Year 2021 Financial Outlook

For its fourth quarter and full year 2021 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q4 2021			Full Year 2021
	Low		High	Low		High
Projected EPS	$2.25	—	$2.35	$7.04	—	$7.14
Projected FFO per share	$2.17	—	$2.27	$8.03	—	$8.13
Projected Core FFO per share	$2.19	—	$2.29	$8.18	—	$8.28

(1) See Definitions and Reconciliations, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Fourth Quarter and Full Year Financial Outlook
	Q4 2021			Full Year 2021
	vs. Q4 2020			vs. Full Year 2020
	Low		High	Low		High
Same Store:
Residential rental revenue change	4.5%	—	5.5%	(2.3)%	—	(1.9)%
Residential Opex change	1.25%	—	2.25%	3.4%	—	3.8%
Residential NOI change	5.5%	—	7.5%	(5.1)%	—	(4.3)%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the third quarter of 2021 to its fourth quarter 2021 financial outlook:

Q3 2021 Results Compared to Fourth Quarter 2021 Outlook
	Per Share
	EPS	FFO	Core FFO
Q3 2021 per share reported results	$0.56	$1.96	$2.06
Same Store Residential revenue	0.08	0.08	0.08
Same Store Residential Opex	0.06	0.06	0.06
Development and Other Stabilized Residential NOI	0.03	0.03	0.03
Capital markets and transaction activity	0.14	0.14	0.01
Overhead and other	(0.05)	(0.05)	—
Gain on sale of real estate and depreciation expense	1.48	—	—
Projected per share - fourth quarter 2021 outlook (1)	$2.30	$2.22	$2.24

(1) The mid-point of the Company's fourth quarter 2021 outlook.

Other Matters

The Company will hold a conference call on October 28, 2021 at 1:00 PM ET to review and answer questions about this release, its third quarter 2021 results, the Attachments (described below) and related matters. To participate on the call, dial 888-394-8218 and use conference id: 3331173.

To hear a replay of the call, which will be available from October 28, 2021 at 6:00 PM ET to November 4, 2021 at 6:00 PM ET, dial 888-203-1112 and use conference id: 3331173. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on October 28, 2021.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of September 30, 2021, the Company owned or held a direct or indirect ownership interest in 293 apartment communities containing 87,416 apartment homes in 13 states and the District of Columbia, of which 17 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include those related to the COVID-19 pandemic, including the effect on the multifamily industry and the general economy of measures taken by businesses and the government to prevent the spread of the novel coronavirus and relieve economic distress of consumers, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2021 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2021 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

AVB Residential Benchmark represents the average monthly revenue collections as a percentage of amounts billed for the referenced day of the month for the period from April 2019 to March 2020.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Economic Occupancy (“Ec Occ”) is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned operating communities disposed of during the nine months ended September 30, 2021 is as follows (dollars in thousands):

TABLE 1
YTD 2021
GAAP Gain	$388,347

Accumulated Depreciation and Other	(181,371)

Economic Gain	$206,976

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 2
Q3
2021
Net income	$78,847
Interest expense and loss on extinguishment of debt	73,811
Income tax expense	2,179
Depreciation expense	193,791
EBITDA	$348,628

Gain on sale of communities	(58)
Unconsolidated entity EBITDAre adjustments (1)	2,969
EBITDAre	$351,539

Unconsolidated entity gains, net	(6,924)
Casualty and impairment loss	1,940
Executive transition compensation costs	411
Severance related costs	284
Development pursuit write-offs and expensed transaction costs, net of recoveries	273
Gain on for-sale condominiums	(1,345)
For-sale condominium marketing, operating and administrative costs	1,187
Gain on other real estate transactions, net	(1,543)
Legal settlements	22
Core EBITDAre	$345,844

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q3	Q3	YTD	YTD
	2021	2020	2021	2020
Net income attributable to common stockholders	$78,914	$147,703	$669,090	$486,502
Depreciation - real estate assets, including joint venture adjustments	192,435	174,505	558,006	527,491
Distributions to noncontrolling interests	12	12	36	36
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(5,157)	(23,305)	(5,157)
Gain on sale of previously depreciated real estate	(58)	(31,607)	(388,354)	(91,338)
Casualty and impairment loss on real estate	1,940	—	3,117	—
FFO attributable to common stockholders	273,243	285,456	818,590	917,534

Adjusting items:
Unconsolidated entity (gains) losses, net (1)	(6,924)	86	(9,056)	86
Business interruption insurance proceeds	—	(282)	—	(385)
Lost NOI from casualty losses covered by business interruption insurance	—		—	48
Loss (gain) on extinguishment of consolidated debt	17,890	(105)	17,768	9,333
Gain on interest rate contract	—	—	(2,654)	—
Advocacy contributions	—	1,308	—	3,074
Executive transition compensation costs	411	—	2,599	—
Severance related costs	284	75	386	2,115
Development pursuit write-offs and expensed transaction costs, net of recoveries	273	147	575	3,536
Gain on for-sale condominiums (2)	(1,345)	(727)	(2,051)	(8,174)
For-sale condominium marketing, operating and administrative costs (2)	1,187	1,373	3,453	4,012
For-sale condominium imputed carry cost (3)	1,648	2,580	5,779	9,013
Gain on other real estate transactions, net	(1,543)	(129)	(2,002)	(328)
Legal settlements	22	59	1,100	35
Income tax expense (benefit)	2,179	(27)	1,434	(1,069)
Core FFO attributable to common stockholders	$287,325	$289,814	$835,921	$938,830

Average shares outstanding - diluted	139,737,725	140,603,722	139,645,069	140,702,803

Earnings per share - diluted	$0.56	$1.05	$4.79	$3.46
FFO per common share - diluted	$1.96	$2.03	$5.86	$6.52
Core FFO per common share - diluted	$2.06	$2.06	$5.99	$6.67

(1) Amounts for the three and nine months ended September 30, 2021 include net unrealized gains on technology investments of $6,924 and $10,094, respectively. The amount for the nine months ended September 30, 2021 is partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two AC JV communities.
(2) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net gain of $158 for Q3 2021 and net expense of $1,402 for YTD 2021 and a net expense of $646 for Q3 2020 and net gain of $4,162 for YTD 2020, respectively.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended September 30, 2021 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre	$345,844

Interest expense	$55,921

Interest Coverage	6.2 times

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in Market Rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes and the Company's variable rate unsecured credit facility) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2021 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$7,844,286
Cash and cash in escrow	(435,850)
Net debt	$7,408,436

Core EBITDAre (2)	$345,844

Core EBITDAre, annualized	$1,383,376

Net Debt-to-Core EBITDAre	5.4 times

(1) Balance at September 30, 2021 excludes $9,915 of debt discount and $38,448 of deferred financing costs as reflected in unsecured notes, net, and $13,806 of debt discount and $2,813 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 2.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture (income) loss, depreciation expense, corporate income tax expense (benefit), casualty and impairment loss (gain), net, gain on sale of communities, (gain) loss on other real estate transactions, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

TABLE 6
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2021	2020	2021	2021	2020	2021	2020
Net income	$78,847	$147,717	$447,977	$142,234	$341,114	$669,058	$486,592
Indirect operating expenses, net of corporate income	25,322	23,837	24,318	24,470	27,400	74,110	70,043
Expensed transaction, development and other pursuit costs, net of recoveries	417	567	1,653	(170)	8,110	1,900	4,289
Interest expense, net	55,987	53,249	56,104	52,613	51,589	164,704	162,562
Loss (gain) on extinguishment of debt, net	17,890	(105)	—	(122)	—	17,768	9,333
General and administrative expense	17,313	13,985	18,465	17,352	13,465	53,130	46,878
(Income) loss from investments in unconsolidated entities	(6,867)	(5,083)	(26,559)	467	348	(32,959)	(6,770)
Depreciation expense	193,791	175,348	184,472	183,297	177,823	561,560	529,508
Income tax expense (benefit)	2,179	(27)	10	(755)	(2,178)	1,434	(1,069)
Casualty and impairment loss	1,940	—	1,177	—	—	3,117	—
Gain on sale of communities	(58)	(31,607)	(334,569)	(53,727)	(249,106)	(388,354)	(91,338)
Gain on other real estate transactions, net	(1,543)	(129)	(32)	(427)	(112)	(2,002)	(328)
Net for-sale condominium activity	(158)	646	647	913	1,611	1,402	(4,162)
NOI from real estate assets sold or held for sale	(2,373)	(14,686)	(6,921)	(8,099)	(13,512)	(17,393)	(47,798)
NOI	382,687	363,712	366,742	358,046	356,552	1,107,475	1,157,740

Commercial NOI	(6,823)	(4,362)	(5,678)	(5,367)	343	(17,868)	(13,131)
Residential NOI	$375,864	$359,350	$361,064	$352,679	$356,895	$1,089,607	$1,144,609

Residential NOI
Same Store:
New England	$47,916	$48,220	$47,678	$46,278	$47,813	$141,872	$152,343
Metro NY/NJ	71,687	71,257	70,148	70,166	71,939	212,001	224,022
Mid-Atlantic	55,410	56,156	55,227	55,831	56,245	166,468	180,827
Southeast FL	5,015	3,315	4,545	4,178	3,966	13,738	11,718
Denver, CO	4,011	3,418	3,935	4,019	3,712	11,965	10,084
Pacific NW	17,929	18,448	17,714	17,183	17,505	52,826	58,388
No. California	62,566	70,530	62,854	63,558	65,901	188,978	230,455
So. California	78,362	72,475	72,491	71,654	72,795	222,507	231,715
Total Same Store	342,896	343,819	334,592	332,867	339,876	1,010,355	1,099,552
Other Stabilized	16,196	13,228	15,141	13,287	12,718	44,624	38,487
Development/Redevelopment	16,772	2,303	11,331	6,525	4,301	34,628	6,570
Residential NOI	$375,864	$359,350	$361,064	$352,679	$356,895	$1,089,607	$1,144,609

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2021	2020	2021	2021	2020	2021	2020

Revenue from real estate assets sold or held for sale	$3,831	$24,308	$11,334	$13,111	$21,522	$28,276	$75,864
Operating expenses from real estate assets sold or held for sale	(1,458)	(9,622)	(4,413)	(5,012)	(8,010)	(10,883)	(28,066)
NOI from real estate assets sold or held for sale	$2,373	$14,686	$6,921	$8,099	$13,512	$17,393	$47,798

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2021	2020	2021	2021	2020	2021	2020

Commercial Revenue	$8,366	$5,633	$7,133	$6,839	$974	$22,338	$17,120
Commercial Operating Expenses	(1,543)	(1,271)	(1,455)	(1,472)	(1,317)	(4,470)	(3,989)
Commercial NOI	$6,823	$4,362	$5,678	$5,367	$(343)	$17,868	$13,131

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2021, or which were acquired subsequent to January 1, 2020. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year 2021 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q4 2021	$2.25	$2.35
Depreciation (real estate related)	1.36	1.36
Gain on sale of communities	(1.44)	(1.44)
Projected FFO per share (diluted) - Q4 2021	2.17	2.27

Adjustments related to residential for-sale condominiums at The Park Loggia	0.01	0.01
Other	0.01	0.01
Projected Core FFO per share (diluted) - Q4 2021	$2.19	$2.29

Projected EPS (diluted) - Full Year 2021	$7.04	$7.14
Depreciation (real estate related)	5.35	5.35
Gain on sale of communities	(4.36)	(4.36)
Projected FFO per share (diluted) - Full Year 2021	8.03	8.13

Adjustments related to residential for-sale condominiums at The Park Loggia	0.06	0.06
Loss on extinguishment of consolidated debt and gain on interest rate contract	0.11	0.11
Unconsolidated entity gains, net	(0.07)	(0.07)
Legal and other settlements	0.01	0.01
Executive transition compensation costs	0.02	0.02
Income taxes	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2021	$8.18	$8.28

Projected NOI, as used within this release for certain Development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 344 apartment homes that is currently under active redevelopment as of September 30, 2021.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q3	Q3	Q2	YTD	YTD
	2021	2020	2021	2021	2020
Residential rental revenue (GAAP basis)	$513,751	$508,684	$497,415	$1,504,243	$1,573,160
Residential concessions amortized	15,298	6,016	16,610	46,479	9,562
Residential concessions granted	(8,472)	(15,779)	(13,538)	(37,786)	(28,392)

Residential Rental Revenue with Concessions on a Cash Basis	$520,577	$498,921	$500,487	$1,512,936	$1,554,330

		Q3 2021	Q3 2021		YTD 2021
		vs. Q3 2020	vs. Q2 2021		vs. YTD 2020
% change -- GAAP revenue		1.0%	3.3%		(4.4)%

% change -- cash revenue		4.3%	4.0%		(2.7)%

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Same Store is composed of consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2021 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2020, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Same Store Collections are the collection rates based on individual resident and commercial tenant activity as reflected in the Company’s property management systems, and are presented to provide information about collections trends during the COVID-19 pandemic. Prior to the COVID-19 pandemic, the collections information provided was not routinely produced for internal use by senior management or publicly disclosed by the Company, and is a result of analysis that is not subject to internal controls over financial reporting. This information is not prepared in accordance with GAAP, does not reflect GAAP revenue or cash flow metrics, may be subject to adjustment in preparing GAAP revenue and cash flow metrics at the end of the three and nine months ended September 30, 2021. Additionally, this information should not be interpreted as predicting the Company’s financial performance, results of operations or liquidity for any period.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of September 30, 2021 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2021 is as follows (dollars in thousands):

TABLE 11
Year to Date 2021
NOI
Residential NOI:
Same Store	$1,010,355
Other Stabilized	44,624
Development/Redevelopment	34,628
Total Residential NOI	1,089,607
Commercial NOI	17,868
NOI from real estate assets sold or held for sale	17,393
Total NOI generated by real estate assets	1,124,868
Less NOI on encumbered assets	(62,944)
NOI on unencumbered assets	$1,061,924

Unencumbered NOI	94%